EXHIBIT 99.1

VICON REPORTS FINANCIAL RESULTS FOR THE FIRST QUARTER ENDED DECEMBER 31, 2015

HAUPPAUGE, N.Y. - February 10, 2016 - Vicon Industries, Inc. (NYSE MKT: VII), a global producer of end-to-end security solutions, today announced its financial results for the first quarter ended December 31, 2015.

Eric Fullerton, Vicon’s CEO said, “The Company’s financial results for the quarter showed a marked improvement over the prior year period as we continued to improve margins and reduce operating expenses. Revenues grew 6.9% to $10.9 million for the quarter on the strength of an improving EMEA market segment and delivery of a large U.S. export project. Notwithstanding these improvements, our principal U.S. markets were negatively impacted by increasing competitive pressures and a general slowdown in economic activities. We are closely monitoring worldwide economic indicators and positioning ourselves to react to changing market trends.”

“The Company continues to drive an aggressive product development plan and, by fiscal 2016 year end, anticipates the launch of a range of new and updated products across our video management system, camera and access control product lines. We are very excited about the growth prospects these new products represent. In the meantime, we will continue to maintain our focus on driving growth and execution of our key strategic initiatives.”

First Quarter Fiscal 2016 Financial Results

Revenues for the first quarter of fiscal 2016 increased 7% to $10.9 million as compared to $10.2 million in the first quarter of fiscal 2015. The $705,000 increase in the current quarter included a $347,000, or 4%, increase in sales in the Americas market and a $358,000, or 18%, increase in EMEA market sales. Order intake for the current quarter increased $1.1 million to $11.7 million as compared to $10.6 million in the first quarter of fiscal 2015.

Gross profit margins for the first quarter of fiscal 2016 increased to 39.3% as compared to 37.1% in the first quarter of fiscal 2015. The increase was principally attributable to a reduction in indirect production costs resulting from restructuring plan efforts.

Operating expenses for the first quarter of fiscal 2016 decreased $705,000 to $5.2 million compared to $5.9 million in the first quarter of fiscal 2015. The overall decrease reflects a reduction in headcount and other cost cutting measures instituted over the past year. The prior year quarter included $349,000 of severance charges relating to the restructuring.

Net loss for the first quarter of fiscal 2016 was $977,000, or $.10 per basic and diluted share, as compared to a net loss of $2.2 million, or $.24 per basic and diluted share, in the first quarter of fiscal 2015. Adjusted non-GAAP net loss for the first quarter of fiscal year 2016 was $695,000, or $.07 per basic and diluted share, as compared to adjusted non-GAAP net loss of $1.6 million, or $.17 per basic and diluted share, in the first quarter of fiscal year 2015. Please refer to the presentation at the end of the table of operations for a reconciliation of our first quarter GAAP net loss to our adjusted non-GAAP net loss for such periods.

About Vicon

Vicon Industries, Inc. (NYSE MKT: VII) is a global producer of video management systems and system components for use in security, surveillance, safety and communication applications by a broad range of end users. Vicon’s product line consists of various elements of a video system, including video management software, recorders and storage devices and capture devices (cameras). Headquartered in Hauppauge, New York, the Company also has principal offices in San Juan Capistrano, California and the United Kingdom. More information about Vicon, its products and services is available at www.vicon-security.com.

Special Note Regarding Forward-looking Statements

This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, including statements relating to (i) our global restructuring plan expectations, (ii) our technology and market channel plans and (iii) our future cash flow and strategies. These forward-looking statements are based on management's current expectations and are subject to certain risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by such forward looking statements. These risks and uncertainties include, but are not limited to: current and future economic conditions that may adversely affect our business and customers; potential fluctuation of our revenues and profitability from period to period which could result in our failure to meet expectations; our ability to maintain adequate levels of working capital; our ability to successfully maintain the level of operating costs; our ability to obtain financing for our future needs should there be a need; our ability to incentivize and retain our current senior management team and continue to attract and retain qualified scientific, technical and business personnel; our ability to expand our product offerings or to develop other new products and services; our ability to generate sales and profits from current product offerings; rapid technological changes and new technologies that could render certain of our products and services to be obsolete; competitors with significantly greater financial resources; introduction of new products and services by competitors; challenges associated with expansion into new markets; failure to stay in compliance with all applicable NYSE MKT requirements that could result in a delisting of our common stock; and, other factors discussed under the heading "Risk Factors" contained in our Registration Statement on Form S-4 filed with the Securities and Exchange Commission on May 29, 2014. All information in this press release is as of the date of the release and we undertake no duty to update this information unless required by law.

Contact:
Vicon Investor Relations
Cindy Schneider
Tel: (631) 650-6201
Email: IR@vicon-security.com

-Financial Tables on Following Pages-

Table of Operations

Vicon Industries, Inc.
Condensed Statements of Operations

	(Unaudited)
	Three Months Ended
	December 31,
	2015	2014
Net sales	$10,881,000	$10,176,000
Gross profit	4,271,000	3,771,000

Operating expenses:
Selling, general and administrative expense	3,930,000	4,211,000
Engineering and development expense	1,318,000	1,393,000
Restructuring charges	—	349,000
Total operating expenses	5,248,000	5,953,000

Operating loss	(977,000)	(2,182,000)
Loss before income taxes	(977,000)	(2,181,000)
Income tax expense	—	—
Net loss	$(977,000)	$(2,181,000)

Loss per share:
Basic	$(.10)	$(.24)
Diluted	$(.10)	$(.24)

Shares used in computing loss per share:
Basic	9,331,000	9,100,000
Diluted	9,331,000	9,100,000

The Company evaluates performance based on net loss and per share results excluding stock compensation expense, amortization of acquired intangible assets, restructuring charges and other non-recurring expenses, which it believes is useful to investors in evaluating ongoing results since they are either non-cash or non-recurring in nature. Reporting these adjusted results is not in accordance with U.S. generally accepted accounting principles (GAAP). The following table provides a reconciliation of reported net loss and related per share results to adjusted non-GAAP net loss and related per share results.

	(Unaudited)
	Three Months Ended
	December 31,
	2015	2014
GAAP net loss	$(977,000)	$(2,181,000)
Adjusting items:
Stock compensation expense	153,000	147,000
Amortization of acquired intangible assets	129,000	108,000
Restructuring charges	—	349,000
Adjusted non-GAAP net loss	$(695,000)	$(1,577,000)

Net loss per share - diluted	$(.10)	$(.24)
Adjusting items:
Stock compensation expense	.02	.02
Amortization of acquired intangible assets	.01	.01
Restructuring charges	—	.04
Adjusted non-GAAP net loss per share	$(.07)	$(.17)

Diluted shares outstanding	9,331,000	9,100,000